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                                                                   EXHIBIT 10.24

                                  PLAN DOCUMENT
                                       AND
                            SUMMARY PLAN DESCRIPTION
                                     OF THE
                          ALPHA NATURAL RESOURCES, INC.
                          KEY EMPLOYEE SEPARATION PLAN

                            EFFECTIVE MARCH 22, 2006

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                          ALPHA NATURAL RESOURCES, INC.
                          KEY EMPLOYEE SEPARATION PLAN

ARTICLE 1. INTRODUCTION

     1.1 Purpose. The purposes of this Alpha Natural Resources, Inc. Key Employee Separation Plan is to assist the Company to retain the services of key employees by providing eligible employees of the Company and its Affiliates with certain severance and welfare benefits in the event their employment is terminated (or constructively terminated).

     1.2 Term of the Plan. The Plan shall generally be effective as of the Effective Date, but subject to amendment from time to time in accordance with
Article 7. The Plan shall continue until terminated pursuant to Article 7 hereof.

ARTICLE 2. DEFINITIONS

     Except as may otherwise be specified or as the context may otherwise require, the following terms shall have the respective meanings set forth below whenever used herein:

          (a) "Affiliate" shall mean any parent entities, affiliated Subsidiaries and/or divisions of the Company.

          (b) "Alpha" shall mean Alpha Natural Resources, Inc., a Delaware corporation.

          (c) "Base Pay" shall mean the Participant's annual base salary rate, exclusive of bonuses, commissions and other incentive pay, as in effect immediately preceding the Participant's Date of Termination.

          (d) "Benefit Factor" shall mean the multiple (either 2.0, 1.5, or 1.0) which has been assigned to each Participant for purposes of determining the Participant's benefit under Section 4.2(a)(ii) and Section 4.3(a)(ii), as the case may be, and which Benefit Factor may be different for each of Section 4.2(a)(ii) and Section 4.3(a)(ii).

          (e) "Benefit Plans" shall mean the insurance and health and welfare benefits plans and policies to which Participant is entitled to participate.

          (f) "Board" shall mean the Board of Directors of Alpha.

          (g) "Cause" shall mean:

               (i) Participant's gross negligence or willful misconduct in the performance of the duties and services required of Participant;

               (ii) Participant's final conviction of, or plea of guilty or nolo contendere to, a felony or Participant engaging in fraudulent or criminal activity relating to the scope of Participant's employment (whether or not prosecuted);

               (iii) a material violation of Alpha's Code of Business Ethics;

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               (iv) any continuing or repeated failure to perform the duties as requested in writing by the Participant's supervisor(s) or the Board after Participant has been afforded a reasonable opportunity (not to exceed 30 days) to cure such breach;

               (v) the commission of a felony or crime involving moral turpitude; or

               (vi) conduct which brings the Company and/or its Affiliates into public disgrace or disrepute in any material respect.

     Determination as to whether or not Cause exists for termination of Participant's employment will be made by the Board.

          (h) "Change in Control" shall mean the first to occur, after the Effective Date, of any of the following:

               (i) any merger, consolidation or business combination in which the stockholders of Alpha immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity;

               (ii) the sale of all or substantially all of Alpha's assets in a single transaction or a series of related transactions;

               (iii) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) a majority of the outstanding common stock of Alpha by any person or entity (including a "group" as defined by or under Section 13(d)(3) of the Securities Exchange Act);

               (iv) the stockholders of Alpha approve any plan for the dissolution or liquidation of Alpha; or

               (v) a contested election of directors, as a result of which or in connection with which the persons who were directors of Alpha before such election or their nominees cease to constitute a majority of Alpha's Board.

Upon the occurrence of a Change in Control as provided above, no subsequent event or condition shall constitute a Change in Control for purposes of the Plan with the result that there can be no more than one Change in Control hereunder.

          (i) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

          (j) "COBRA Continuation Period" shall mean the continuation period for medical and dental insurance to be provided under the terms of this Plan which shall commence on the first day of the calendar month following the month in which the Date of Termination falls.

          (k) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (l) "Committee" shall mean the Compensation Committee of the Board.


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          (m) "Company" shall mean Alpha Natural Resources Services, LLC, a
Delaware limited liability company, and its parent entities, Subsidiaries and Affiliates as may employ Participant from time to time; provided that a Subsidiary which ceases to be, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with Alpha prior to a Change in Control (other than in connection with and as an integral part of a series of transactions resulting in a Change in Control) shall, automatically and without any further action, cease to be (or be a part of) the Company and its Affiliates for purposes hereof.

          (n) "Covered Change in Control Termination" shall mean, with respect to a Participant, if, during the 90-day period immediately preceding a Change in Control, or on or within the one-year period immediately following a Change in Control, the occurrence of an Involuntary Termination Associated with a Change in Control. A Participant shall not be deemed to have terminated employment for purposes of the Plan merely because Participant's employment is transferred from the Company to any Affiliate of the Company.

          (o) "Covered Termination Prior to Change in Control" shall mean, at any time prior to the 90-day period immediately preceding a Change in Control, the termination of Participant's employment with the Company and any of its
Affiliates: (i) by the Company and any Affiliate for any reason other than (A) Cause, (B) the Participant's death, or the Participant's Disability or (ii) on account of a Good Reason termination of employment by the Participant. A Participant shall not be deemed to have terminated employment for purposes of the Plan merely because Participant's employment is transferred from the Company to any Affiliate of the Company.

          (p) "Date of Termination" shall mean the date on which a Covered Change in Control Termination or Covered Termination Prior to a Change in Control occurs, as the case may be.

          (q) "Disability" shall mean the Participant's physical or mental incapacity to perform his or her usual duties with such condition likely to remain continuously and permanently as determined by the Company.

          (r) "Effective Date" shall mean March 22, 2006.

          (s) "Good Reason" shall mean the termination of the Participant's employment with the Company by the Participant as a result of the occurrence, without the Participant's written consent, of one of the following events:

               (i) A material reduction in the Participant's (A) annual Base Pay or (B) Target Bonus opportunity (unless such reduction in (A) and/or (B) relates to an across-the-board reduction similarly affecting Participant and all or substantially all other executives of the Company and its Affiliates);

               (ii) A failure to provide Participant with the opportunity to participate in any equity-based plans of the Company and its Affiliates on a similar basis to those of other similarly situated executives of the Company and its Affiliates;


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               (iii) The Company makes or causes to be made a material adverse change in the Participant's position, authority, duties or responsibilities which results in a significant diminution in the Participant's position, authority, duties or responsibilities, including, without limitation, Participant being required to report to any person other than their supervisor(s) (on the date of the commencement of their participation in the Plan) or such other person of more senior rank and authority than such supervisor(s), except in connection with (A) a reassignment to a New Job Position, or (B) a termination of Participant's employment with the Company for Disability, Cause, death, or temporarily as a result of Participant's incapacity or other absence for an extended period;

               (iv) A relocation of the Company's principal place of business, or of Participant's own office as assigned to Participant by the Company to a location that increases Participant's normal work commute by more than 50 miles; or

               (v) The Company or the Board engages in any illegal activity or material violation of governmental laws, rules or regulations in connection with the Company and/or its Affiliates; provided, that such illegal activity or material violation could reasonably be expected to have a material adverse effect on the Company and its Affiliates, taken as a whole.

     In order for Participant to terminate for Good Reason, (A) the Company must be notified by Participant in writing within 90 days of the event constituting Good Reason, (B) the event must remain uncorrected by the Company for 30 days following such notice (the "Notice Period"), and (C) such termination must occur within 60 days after the expiration of the Notice Period.

          (t) "Involuntary Termination Associated With a Change in Control" means the termination of Participant's employment with the Company and any of its Affiliates related to a Change in Control: (i) by the Company and any Affiliate for any reason other than (A) Cause, (B) the Participant's death, or
(C) the Participant's Disability; or (ii) on account of a Good Reason termination of employment by the Participant.

          (u) "New Job Position" shall mean a change in the Participant's position, authority, duties or responsibilities with the Company or any Affiliate due to the Participant's demonstrated inadequate or unsatisfactory performance, provided the Participant had been notified of such inadequate performance and had been given at least 30 days to cure such inadequate performance.

          (v) "Notice of Termination" shall mean a notice given by the Company or Participant, as applicable, which shall indicate the specific termination provision in the Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant's employment under the provisions so indicated.

          (w) "Participant" shall have the meaning ascribed by Article 3.

          (x) "Plan" shall mean this Alpha Natural Resources, Inc. Key Employee Separation Plan, as it may be amended from time to time in accordance with
Article 7.


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          (y) "Plan Administrator" shall have the meaning ascribed by Article
12.

          (z) "Release" shall have the meaning ascribed by Section 4.5.

          (aa) "Retention Compensation Plan" shall have the meaning ascribed by
Section 4.2(a)(iii).

          (bb) "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (cc) "Service Period" shall mean the number of months of additional service credit (24, 18 or 12) which has been assigned to each Participant for purposes of determining the Participant's benefit under Section 4.2(a)(v) and
Section 4.3(a)(v), as the case may be, and which Service Period may be different for each of Section 4.2(a)(v) and Section 4.3(a)(v).

          (dd) "Six Month Payment Date" means the six (6) month anniversary of the Date of Termination.

          (ee) "Stock" shall mean the common stock, par value $.01 per share, of Alpha.

          (ff) "Subsidiary" shall mean any Company controlled entity.

          (gg) "Target Bonus" shall mean 100% of the annual bonus which is established by the Committee or the Board, as applicable.

ARTICLE 3. PARTICIPATION

     3.1 Employees of the Company or any Affiliate who are determined by the Committee, as provided in Article 5, to be responsible for the continued growth, development and future financial success of the Company shall be eligible to participate in the Plan. Any such employee selected to participate in the Plan shall be referred to herein as "Participant". The initial Participants and their respective Benefit Factors and Service Periods shall be selected and approved by the Committee. The Company, in its discretion, may add Participants to the Plan and assign and approve for each of them their respective Benefit Factors and Service Periods, from time to time, and shall periodically review and update the list of Participants.

     3.2 Notwithstanding the foregoing and subject to Section 7.2, the Committee may terminate a Participant's participation in the Plan at any time, in its sole and absolute discretion. Subject to Section 7.2, a termination of Participant's employment with the Company and any Affiliate except under the circumstances described in Section 4.2 and Section 4.3, shall automatically, with no further act on the part of the Company or any Affiliate, terminate any right of such Participant to participate, or receive any benefits under, this Plan.

ARTICLE 4. BENEFITS

     4.1 Change in Control Bonus Payment. During Participant's employment with the Company, in the event of a Change in Control, Participant shall be entitled to receive a lump sum cash payment equal to a pro rata Target Bonus for the year in which the Change in Control


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occurs, which shall be based on the portion of such year that Participant was employed by the Company and any Affiliate prior to the effective date of the Change in Control. Such payment, if any, shall be made contemporaneous with the Change in Control, or as soon as administratively feasible thereafter.

     4.2 If a Covered Change in Control Termination occurs with respect to a Participant, then such Participant shall be entitled hereunder to the following:

          (a) Compensation and Benefits Upon Covered Change in Control Termination. Subject to Participant's execution of the Release as provided in
Section 4.5, in the event of a Covered Change in Control Termination, the Company shall pay and provide to the Participant:

               (i) (A) any Base Pay earned, accrued or owing to him or her through the Date of Termination, (B) any individual bonuses or individual incentive compensation not yet paid, but due and payable under the Company's and/or its Affiliates' plans for years prior to the year of Participant's termination of employment, (C) reimburse Participant for all reasonable and customary expenses incurred by Participant in performing services for the Company prior to the Date of Termination, and (D) payment equal to the amount of accrued, but unused, vacation time.

               (ii) A lump sum cash payment equal to the applicable Benefit Factor multiplied by: (A) Participant's Base Pay in effect as of the Date of Termination; plus (B) Participant's Target Bonus for the year in which the Date of Termination occurs.

               (iii) A pro rata share of any individual annual cash bonuses or individual annual cash incentive compensation, based on the target levels set for such bonuses, under the Company's and its Affiliates' applicable plans for the year of Participant's termination of employment based on the portion of such year that Participant was employed by the Company and any Affiliate; provided, however, that there shall not be any pro-ration of any amounts payable under Alpha's Retention Compensation Plan, dated November 10, 2005 (if applicable) (the "Retention Compensation Plan").

               (iv) To the extent permitted by applicable law and the Benefit Plans, the Company shall maintain Participant's paid coverage for health insurance (through the payment of Participant's COBRA premiums) and other dental and life insurance benefits until the earlier to occur of: (a) Participant obtaining the age of 65, (b) the date Participant is provided by another employer benefits substantially comparable to the benefits provided by the Benefit Plans (which Participant must provide prompt notice with respect thereto to the Company), or (c) the expiration of the COBRA Continuation Period. During the applicable period of coverage described in the foregoing sentence, Participant shall be entitled to benefits, on substantially the same basis as would have otherwise been provided had Participant not been terminated and the Company will have no obligation to pay any benefits to, or premiums on behalf of, Participant after such period ends. To the extent that such benefits are available under the Benefit Plans and Participant had such coverage immediately prior to termination of employment, such continuation of benefits for Participant shall also cover Participant's dependents for so long as Participant is receiving such benefits under this Section 4.2(a)(iv). The COBRA Continuation Period for medical and dental insurance under this Section 4.2(a)(iv) shall be deemed to run


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concurrent with the continuation period federally mandated by COBRA (generally
18 months), or any other legally mandated and applicable federal, state, or local coverage period for benefits provided to terminated employees under the health care plan.

               (v) If applicable, the Company shall pay to Participant a lump sum cash payment equal to the difference between the present value of the Participant's accrued pension benefits on the Date of Termination under any qualified defined benefit plan and (if eligible) supplemental retirement plan (together, the "pension plans") sponsored by the Company or any Affiliate and the present value of the accrued pension benefits to which the Participant would have been entitled under the pension plans if Participant had continued participation in those plans for the applicable Service Period after the Date of Termination. Such amount shall be determined based on an average of the amount contributed by, or on behalf of, Participant in the two years prior to the Date of Termination.

               (vi) A lump sum cash payment of $15,000 in order to cover the cost of outplacement assistance services for Participant and other expenses associated with seeking another employment position.

               (vii) All payments to be made pursuant to this Section 4.2 shall be made, in lump sum, no later than 60 days after the Date of Termination; provided, however, that any such payment or other benefit provided hereunder may be delayed to the Six Month Payment Date to the extent necessary to comply with
Section 409A of the Code.

     4.3 If a Covered Termination Prior to a Change in Control occurs with respect to a Participant, then such Participant shall be entitled hereunder to the following:

          (a) Compensation and Benefits Upon Covered Termination Prior to a Change in Control. Subject to Participant's execution of the Release described in Section 4.5, in the event of a Covered Termination Prior to a Change in Control, the Company shall pay and provide to the Participant after his or her Date of Termination:

               (i) (A) any Base Pay earned, accrued or owing to him or her through the Date of Termination, (B) any individual bonuses or individual incentive compensation not yet paid, but due and payable under the Company's and/or its Affiliates' plans for years prior to the year of Participant's termination of employment, (C) reimburse Participant for all reasonable and customary expenses incurred by Participant in performing services for the Company prior to the Date of Termination, and (D) payment equal to the amount of accrued, but unused, vacation time.

               (ii) A lump sum cash payment equal to the applicable Benefit Factor multiplied by: (A) Participant's Base Pay in effect as of the Date of Termination; plus (B) Participant's Target Bonus for the year in which the Date of Termination occurs.

               (iii) A pro rata share of any individual annual cash bonuses or individual annual cash incentive compensation, based on the target levels set for such bonuses, under the Company's and its Affiliates' applicable plans for the year of Participant's termination of employment based on the portion of such year that Participant was employed by the Company and any Affiliate; provided, however, that there shall not be any pro-ration of any amounts payable under Alpha's Retention Compensation Plan.


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               (iv) To the extent permitted by applicable law and the Benefit
Plans, the Company shall maintain Participant's paid coverage for health insurance (through the payment of Participant's COBRA premiums) and other dental and life insurance benefits until the earlier to occur of: (a) Participant obtaining the age of 65, (b) the date Participant is provided by another employer benefits substantially comparable to the benefits provided by the Benefit Plans (which Participant must provide prompt notice with respect thereto to the Company), or (c) the expiration of the COBRA Continuation Period. During the applicable period of coverage described in the foregoing sentence, Participant shall be entitled to benefits, on substantially the same basis as would have otherwise been provided had Participant not been terminated and the Company will have no obligation to pay any benefits to, or premiums on behalf of, Participant after such period ends. To the extent that such benefits are available under the Benefit Plans and Participant had such coverage immediately prior to termination of employment, such continuation of benefits for Participant shall also cover Participant's dependents for so long as Participant is receiving such benefits under this Section 4.3(a)(iv). The COBRA Continuation Period for medical and dental insurance under this Section 4.3(a)(iv) shall be deemed to run concurrent with the continuation period federally mandated by COBRA (generally 18 months), or any other legally mandated and applicable federal, state, or local coverage period for benefits provided to terminated employees under the health care plan.

               (v) If applicable, the Company shall pay to Participant a lump sum cash payment equal to the difference between the present value of the Participant's accrued pension benefits on the Date of Termination under any qualified defined benefit plan and (if eligible) supplemental retirement plan (together, the "pension plans") sponsored by the Company or any Affiliate and the present value of the accrued pension benefits to which the Participant would have been entitled under the pension plans if Participant had continued participation in those plans for the applicable Service Period after the Date of Termination. Such amount shall be determined based on an average of the amount contributed by, or on behalf of, Participant in the two years prior to the Date of Termination.

               (vi) A lump sum cash payment of $15,000 in order to cover the cost of outplacement assistance services for Participant and other expenses associated with seeking another employment position.

               (vii) All payments to be made pursuant to this Section 4.3 shall be made, in lump sum, no later than 60 days after the Date of Termination; provided, however, that any such payment or other benefit provided hereunder may be delayed to the Six Month Payment Date to the extent necessary to comply with
Section 409A of the Code.

     4.4 Vesting of Equity. With respect to any equity awards or grants made by the Company or any Affiliate after the Effective Date of this Plan and notwithstanding any provision to the contrary in any applicable plan, program or agreement, upon a termination of Participant's employment with the Company and any Affiliate pursuant to Section 4.2 or Section 4.3, as the case may be, all stock options, restricted stock and other equity rights held by Participant will become fully vested and/or exercisable, as the case may be, on the Date of Termination, and all stock options held by Participant shall remain exercisable until the earlier to occur of: (a) the expiration date of the applicable option term or (b) the one (1) year anniversary of Participant's Date of Termination; provided, however, that the payment of performance-based awards will


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continue to be subject to the attainment of the performance goals as specified in the applicable plan or award agreement.

     4.5 Release. Notwithstanding any other provision of the Plan to the contrary, no payment or benefit otherwise provided for under or by virtue of
Section 4.2, Section 4.3 and/or Section 4.4 of the Plan shall be paid or otherwise made available unless and until the Company shall have first received from the applicable Participant (no later than 45 days after the Company has provided to the Participant estimates relating to the payments to be made under the Plan) a valid, binding and irrevocable general release, non-disparagement and non-competition agreement, substantially in the form of Exhibit A hereto (the "Release"), accompanied by any legally required information concerning exit incentive or group termination programs. If the Company determines that the Participant has not fully complied with any of the terms of the Release, the Company and any Affiliate may withhold benefits described in Sections 4.2, 4.3 and/or 4.4 not yet in pay status or discontinue the payment of such benefits and may require the Participant, by providing written notice of such repayment obligation to the Participant, to repay any portion or such benefits already received under the Plan. If the Company notifies a Participant that repayment of all or any portion of the benefits received under the Plan is required, such amounts shall be repaid within 30 calendar days of the date written notice is sent. Any remedy under this Section 4.5 shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company and any Affiliate may have.

     4.6 WARN. Notwithstanding any other provision of the Plan to the contrary, to the extent permitted by the Worker Adjustment and Retraining Notification Act ("WARN"), any benefit payable hereunder to a Participant as a consequence of the Participant's Covered Change in Control Termination or Covered Termination Prior to a Change in Control, as the case may be, shall be reduced by any amounts required to be paid under Section 2104 of WARN to such Participant in connection with such termination.

     4.7 Termination of Employment on Account of Disability, Cause or Death. Notwithstanding anything in this Plan to the contrary, if the Participant's employment with the Company and any Affiliate terminates on account of Disability, Cause or because of his or her death, the Participant shall not be considered to have terminated employment under Section 4.2 or Section 4.3 of this Plan and shall not receive benefits pursuant to Section 4.2, Section 4.3 and/or Section 4.4 hereof. Notwithstanding, the Participant shall be entitled to receive disability benefits under any disability program then maintained by the Company or any Affiliate that covers the Participant as provided under the terms of such disability program.

ARTICLE 5. ADMINISTRATION

     5.1 The Plan shall be administered by the Committee appointed by the Board.

     5.2 The Committee shall have the full and absolute power, authority and sole discretion to construe, interpret and administer the Plan, to make factual determinations, to correct deficiencies therein, and to supply omissions, including resolving any ambiguity or uncertainty arising under or existing in the terms and provisions of the Plan, which determinations shall be final, conclusive, and binding on the Company, its Affiliates, the Participant and any and all interested parties.


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     5.3 The Committee may delegate any and all of its powers and responsibilities hereunder to other persons by formal resolution filed with, and accepted by, the Board. Any such delegation may be rescinded at any time by written notice from the Committee to the person to whom delegation is made.

     5.4 The Committee shall have the full and absolute authority to employ and rely on such legal counsel, actuaries and accountants (which may also be those of the Company and its Affiliates), and other agents, designees and delegatees, as it may deem advisable to assist in the administration of the Plan.

     5.5 Notwithstanding any provision of this Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with
Section 409A and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).

ARTICLE 6. PARACHUTE TAX PROVISIONS

     6.1 The provisions of this Article 6 shall apply notwithstanding anything in this Plan to the contrary. In the event that it shall be determined that any payment or distribution to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, the Company and its Affiliates will apply a limitation on the Payment amount as specified in Section 6.2 unless it is determined that the "Net After Tax Benefits" to the Participant would be greater if the limitations of Section 6.2 were not imposed. For purposes of this
Article 6, "Net After Tax Benefits" shall mean the present value of the Payments net of all taxes imposed on the Participant with respect thereto, including but not limited to excise taxes imposed under Section 4999 of the Code, determined by applying the highest marginal income tax rate applicable to the Participant for such year.

     6.2 The aggregate present value of the Payments under Article 4 of this Plan ("Plan Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Plan Payments without causing any Payment to be subject to the limitation of deduction under Section 280G of the Code. For purposes of this Article 6, "present value" shall be determined in accordance with Section 280G(d)(4) of the Code.

     6.3 Except as set forth in the next sentence, all determinations to be made under this Article 6 shall be made by the nationally recognized independent public accounting firm used by the Company immediately prior to the Change in Control ("Accounting Firm"), which Accounting Firm shall provide its determinations and any supporting calculations to the Company and the Participant within ten (10) days of the Participant's Date of Termination; provided, however, that, in the event the Accounting Firm will not or cannot make such a determination, the Company and its Affiliates shall select Deloitte & Touche or such other appropriate firm to make such determination. The value of the Participant's non-competition covenant under Section 4 of the Release shall be determined by independent appraisal by a nationally-recognized business valuation firm, and a portion of the Plan Payments shall, to the extent of that appraised value, be specifically allocated as reasonable compensation for such non-competition covenant and shall not be treated as a parachute payment.


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     6.4 All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Article 6 shall be borne solely by the Company and its Affiliates.

ARTICLE 7. AMENDMENT AND TERMINATION

     7.1 Subject to Section 7.2, the Committee shall have the right in its discretion at any time to amend the Plan in any respect or to terminate the Plan prior to a Change in Control.

     7.2 Notwithstanding any other provision of the Plan to the contrary, the Plan (including, without limitation, this Section 7.2) as applied to any particular Participant may not be amended or terminated at any time within the 90 day period immediately prior to, on or after the occurrence of a Change in Control in any manner adverse to the interests of such Participant, without the express written consent of such Participant, except in the event (a) of a termination of Participant's employment with the Company and its Affiliates under the circumstances described in Section 4.7 and/or (b) the Committee determines to amend the Plan in order to conform the provisions of the Plan with
Section 409A of the Code regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under the Plan

ARTICLE 8. EMPLOYMENT RIGHTS

     Nothing expressed or implied in this Plan will create any right or duty on the part of the Company, any Affiliate or the Participant to have the Participant remain in the employment of the Company or any Affiliate.

ARTICLE 9. MISCELLANEOUS

     9.1 (a) The Company and its Affiliates shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company and its Affiliates (taken as a whole) expressly to assume and agree to perform under the terms of the Plan in the same manner and to the same extent that the Company and its Affiliates would be required to perform it if no such succession had taken place (provided that such a requirement to perform which arises by operation of law shall be deemed to satisfy the requirements for such an express assumption and agreement), and in such event the Company and its Affiliates (as constituted prior to such succession) shall have no further obligation under or with respect to the Plan. Failure of the Company and its Affiliates to obtain such assumption and agreement with respect to any particular Participant prior to the effectiveness of any such succession shall be a breach of the terms of the Plan with respect to such Participant and shall entitle each such Participant to compensation from the Company (as constituted prior to such succession) in the same amount and on the same terms as the Participant would be entitled to hereunder were the Participant's employment terminated in a Covered Termination Prior to a Change in Control or, in the event of a Change in Control, a Covered Change in Control Termination, as the case may be, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. Effective upon a transfer or assignment of this Plan, the term "Company" shall mean any successor to the Company's business or assets as aforesaid which assumes and agrees (or is otherwise required) to perform the Plan. Nothing in this Section 9.1(a) shall be deemed to cause any event or condition which would otherwise constitute a Change in Control not to constitute a Change in Control.

          (b) To the maximum extent permitted by law, the right of any Participant or other person to any amount under the Plan may not be subject to voluntary or involuntary anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or such other person.

          (c) The terms of the Plan shall inure to the benefit of and be enforceable by the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of each Participant. If a Participant shall die while an amount would still be payable to the Participant hereunder if they had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the Participant's devisee, legatee or other designee or, if there is no such designee, their estate.

     9.2 Except as expressly provided in Section 4.2 and Section 4.3, Participants shall not be required to mitigate damages or the amount of any payment or benefit provided for under the Plan by seeking other employment or otherwise, nor will any payments or benefits hereunder be subject to offset in the event a Participant does mitigate.

     9.3 The Company shall, to the extent necessary, modify the timing of delivery of compensation and/or benefits to Participant if it is determined that the timing would result in the additional tax and/or interest and/or penalties assessed to Participant under Section 409A of the Code.

     9.4 All notices under the Plan shall be in writing, and if to the Company or the Committee, shall be delivered to the General Counsel of Alpha, or mailed to Alpha's principal office, addressed to the attention of the General Counsel of Alpha; and if to a Participant (or the estate or beneficiary thereof), shall be delivered personally or mailed to the Participant at the address appearing in the records of the Company and its Affiliates.

     9.5 Unless otherwise determined by the Company in an applicable plan or arrangement, no amounts payable hereunder upon a Covered Termination Prior to a Change in Control or a Covered Change in Control Termination, as the case may be, shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company and/or any Affiliate for the benefit of employees unless the Company shall determine otherwise.

     9.6 Participation in the Plan shall not limit any right of a Participant to receive any payments or benefits under any employee benefit or executive compensation plan of the Company and/or its Affiliates, initially adopted as of or after the Effective Date; provided that in no event shall any Participant be entitled to any payment or benefit under the Plan which duplicates a payment or benefit received or receivable by the Participant under any severance or similar plan or policy of the Company and/or its Affiliates.

     9.7 Any payments hereunder shall be made out of the general assets of the Company. Each Participant shall have the status of general unsecured creditors of the Company, and the Plan constitutes a mere promise by the Company to make payments under the Plan in the future as and to the extent provided herein.

     9.8 The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding required by law.

     9.9 The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan which shall remain in full force and effect.

     9.10 The use of captions in the Plan is for convenience. The captions are not intended to and do not provide substantive rights.

     9.11 Except as otherwise preempted by the laws of the United States, the Plan shall be construed, administered and enforced according to the laws of the Commonwealth of Virginia, without regard to principles of conflicts of law, and any action relating to this Plan must be brought in state and federal courts located in the Commonwealth of Virginia.

ARTICLE 10. CLAIMS PROCEDURE

     If a Participant believes that he or she is eligible for benefits and has not been so notified, such Participant should submit a written request for benefits to the Plan Administrator. Such Participant must take such action no later than 60 days after separation from service.

     IF PARTICIPANT CLAIM IS DENIED

     If all or part of a Participant's claim for benefits is denied, such Participant will receive written notice of the denial from the Plan Administrator within 60 days after such Participant has applied for a benefit. This notice will include:

          -    the specific reason(s) for the denial;

          - specific reference to the specific Plan provisions on which the denial is based;

          - a description of any additional material or information which must be submitted to perfect the claim, and an explanation of why such material or information is necessary; and

          -    an explanation of the Plan's review procedure.

     If a Participant disagrees with the decision, such Participant may file a written notice to have such Participant's claim reviewed by the Plan Administrator. The Participant must file the notice for review within 60 days after the denial was given or mailed to such Participant. The Participant should file one copy of the notice with the Plan Administrator. In connection with the review of Participant's claim, Participant (or such Participant's authorized representative) will be given the opportunity to review all documentation pertaining to the decision, and to submit issues and comments in writing.

     Participant's claim will be reconsidered and Participant will receive written notice of the decision within 60 days after receiving such Participant's application for review. If special circumstances require an extension, Participant will receive written notice to that effect; in this case, Participant will be informed of the final decision within 120 days. This decision will be in writing and will include the reason for the decision, with specific reference to pertinent Plan provisions. All interpretations, determinations and decisions of the Plan Administrator will be final and binding.

     If a Participant's claim for benefits is denied in whole or in part, such Participant may file suit in a state or federal court. NOTWITHSTANDING, BEFORE SUCH PARTICIPANT MAY FILE SUIT IN A STATE OR FEDERAL COURT, PARTICIPANT MUST EXHAUST THE PLAN'S ADMINISTRATIVE CLAIMS PROCEDURE. IF ANY SUCH JUDICIAL OR ADMINISTRATIVE PROCEEDING IS UNDERTAKEN, THE EVIDENCE PRESENTED WILL BE STRICTLY LIMITED TO THE EVIDENCE TIMELY PRESENTED TO THE PLAN ADMINISTRATOR. IN ADDITION, ANY SUCH JUDICIAL OR ADMINISTRATIVE PROCEEDING MUST BE FILED WITHIN SIX (6) MONTHS AFTER THE PLAN ADMINISTRATOR'S FINAL DECISION.

ARTICLE 11. STATEMENT OF ERISA RIGHTS

     As a Participant in the Plan, each Participant is entitled to certain rights and protections under ERISA. ERISA provides that all Participants shall be entitled to:

     RECEIVE INFORMATION ABOUT THE PLAN AND BENEFITS

     Examine, without charge, at the Plan Administrator's office, all documents governing the Plan.

     Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and an updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

     PRUDENT ACTIONS BY PLAN FIDUCIARIES

     In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of Participants and beneficiaries. No one, including a Participant's employer or any other person, may fire such Participant or otherwise discriminate against a Participant in any way to prevent such Participant from obtaining a welfare benefit or exercising such Participant's rights under ERISA. However, this rule neither guarantees continued employment, nor affects the Company's right to terminate a Participant's employment for other reasons.

     ENFORCE PARTICIPANT RIGHTS

     If a Participant's claim for a benefit is denied or ignored, in whole or in part, a Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

     Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if a Participant requests a copy of Plan documents and does not receive them within 30 days, such Participant may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay such Participant up to $110 a day until Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a Participant has a claim for benefits which is denied or ignored, in whole or in part, such Participant may file suit in a state or Federal court. If a Participant is discriminated against for asserting such Participant's rights, such Participant may seek assistance from the U.S. Department of Labor, or may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If a Participant is successful the court may order the person such Participant has sued to pay these costs and fees. If a Participant loses, the court may order such Participant to pay these costs and fees, for example, if it finds such Participant's claim is frivolous.

     ASSISTANCE WITH PARTICIPANT QUESTION

     If a Participant has any questions about the Plan, such Participant should contact the Plan Administrator. If a Participant has any questions about this statement or about such Participant's rights under ERISA, or if a Participant needs assistance in obtaining documents from the Plan Administrator, such Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in such Participant's telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about such Participant's rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ARTICLE 12. SUMMARY INFORMATION

     NAME OF PLAN: The name of the plan under which benefits are provided is the Alpha Natural Resources, Inc. Key Employee Separation Plan.

     PLAN SPONSOR: The Sponsor of the Plan is:

          Alpha Natural Resources, Inc.
          One Alpha Place
          P.O. Box 2345
          Abingdon, Virginia 24212

     PLAN ADMINISTRATOR: The Plan Administrator of the Plan is:

          The Compensation Committee of the Board of Directors of Alpha Natural Resources, Inc.
          One Alpha Place
          P.O. Box 2345
          Abingdon, Virginia 24212

     EMPLOYER IDENTIFICATION NUMBER AND PLAN NUMBER: The Employer Identification Number (EIN) assigned to the Plan Sponsor by the Internal Revenue Service is 02-0733940.

     TYPE OF PLAN: Severance Pay Employee Welfare Benefit Plan.

     TYPE OF ADMINISTRATION: The Plan is self-administered.

     FUNDING: Benefits payable under the Plan are provided from the general assets of the Company.

     AGENT FOR SERVICE OF LEGAL PROCESS: For disputes arising under the Plan, service of legal process may be made upon the General Counsel of Plan Sponsor.

     PLAN YEAR: The Plan's fiscal records are kept on a calendar year basis (January 1 to December 31).

                                    EXHIBIT A

        GENERAL RELEASE, NON-DISPARAGEMENT AND NON-COMPETITION AGREEMENT

     THIS GENERAL RELEASE, NON-DISPARAGEMENT AND NON-COMPETITION AGREEMENT (the "Agreement") is made as of this _____ day of ___________, _____, by and between ________________________________ (the "Company") and ___________________
("Employee").

     WHEREAS, the Employee formerly was employed by the Company;

     WHEREAS, Employee was designated by the Compensation Committee of the Board of Directors (the "Board") of Alpha Natural Resources, Inc. to receive certain severance benefits in the event of a termination of Employee's employment under the circumstances set forth in the Key Employee Separation Plan (the "Plan") and;

     WHEREAS, an express condition of the Employee's entitlement to the payments and benefits under the Plan is the execution of this Agreement; and

     WHEREAS, the Employee and the Company mutually desire to terminate the Employee's employment effective _____________ ____, ____ ("Date of Termination").

     NOW, THEREFORE, IT IS HEREBY AGREED by and between the Employee and the Company as follows:

     1. (a) The Employee, for and in consideration of the commitments of the Company as set forth in paragraph 7 of this Agreement and the Plan, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, predecessors, subsidiaries and parents, and their present or former officers, directors, managers, stockholders, employees, members and agents, and its and their respective successors, assigns, heirs, executors, and administrators and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Company (collectively, "Releasees") from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which the Employee ever had, now has, or hereafter may have, whether known or unknown, or which the Employee's heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from any time prior to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to the Employee's employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys' fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

          (b) To the fullest extent permitted by law, and subject to the provisions of paragraph 12 and paragraph 14 below, the Employee represents and affirms that the Employee has not filed or caused to be filed on the Employee's behalf any charge, complaint or claim for relief against the Company or any Releasee and, to the best of the Employee's knowledge and belief, no outstanding charges, complaints or claims for relief have been filed or asserted against the Company or any Releasee on the Employee's behalf; and the Employee has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company or any Releasee, to any member of the Company's or any Releasee's legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities. In the event that there is outstanding any such charge, complaint or claim for relief, Employee agrees to seek its immediate withdrawal and dismissal with prejudice. In the event that for any reason said charge, complaint or claim for relief cannot be withdrawn, Employee shall not voluntarily testify, provide documents or otherwise participate in any investigation or litigation arising therefrom or associated therewith and shall execute such other papers or documents as the Company's counsel determines may be necessary to have said charge, complaint or claim for relief dismissed with prejudice. Nothing herein shall prevent Employee from testifying in any cause of action when required to do so by process of law. Employee shall promptly inform the Company if called upon to testify.

          (c) Employee does not waive any right to file a charge with the Equal Employment Opportunity Commission ("EEOC") or participate in an investigation or proceeding conducted by the EEOC, but explicitly waives any right to file a personal lawsuit or receive monetary damages that the EEOC might recover if said charge results in an EEOC lawsuit against the Company or Releasees.

     2. In consideration of the Company's agreements as set forth in paragraph 7 herein, the Employee agrees to comply with the limitations set forth in paragraphs 3 and 4 of this Agreement.

     3. Ownership and Protection of Intellectual Property and Confidential Information.

          (a) All information, ideas, concepts, improvements, innovations, developments, methods, processes, designs, analyses, drawings, reports, discoveries, and inventions, whether patentable or not or reduced to practice, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee's employment by the Company or any of its affiliates, both before and after the date hereof (whether during business hours or otherwise and whether on the Company's premises or otherwise) which relate to the business, products or services of the Company or its affiliates (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, marks, and any copyrightable work, trade mark, trade secret or other intellectual property rights (whether or not composing confidential information, and all writings or materials of any type embodying any of such items (collectively, "Work Product"), shall be the sole and exclusive property of the Company or a Company affiliate, as the case may be, and shall be treated as

"work for hire." It is recognized that Employee is an experienced executive in the business of the Company and its affiliates and through several decades of prior work in the industry acquired and retains knowledge, contacts, and information which are not bound by this Section 3.

          (b) Employee shall promptly and fully disclose all Work Product to the Company and shall cooperate and perform all actions reasonably requested by the Company (whether during or after the term of employment) to establish, confirm and protect the Company's and/or its affiliates' right, title and interest in such Work Product. Without limiting the generality of the foregoing, Employee agrees to assist the Company, at the Company's expense, to secure the Company's and its affiliates' rights in the Work Product in any and all countries, including the execution by Employee of all applications and all other instruments and documents which the Company and/or its affiliates shall deem necessary in order to apply for and obtain rights in such Work Product and in order to assign and convey to the Company and/or its affiliates the sole and exclusive right, title and interest in and to such Work Product. If the Company is unable because of Employee's mental or physical incapacity or for any other reason (including Employee's refusal to do so after request therefor is made by the Company) to secure Employee's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Work Product belonging to or assigned to the Company and/or its affiliates pursuant to Section 3(a) above, then Employee by this Agreement irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee's agent and attorney-in-fact to act for and in Employee's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by Employee. Employee agrees not to apply for or pursue any application for any United States or foreign patents or copyright registrations covering any Work Product other than pursuant to this paragraph in circumstances where such patents or copyright registrations are or have been or are required to be assigned to the Company or any of its affiliates.

          (c) Employee acknowledges that the businesses of the Company and its affiliates are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company and/or its affiliates use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company and its affiliates in maintaining their competitive position. Employee acknowledges that by reason of Employee's duties to, and association with, the Company and its affiliates, Employee has had and will have access to, and has and will become informed of, confidential business information which is a competitive asset of the Company and its affiliates. Employee hereby agrees that Employee will not, at any time during or after his or her employment by the Company, make any unauthorized disclosure of any confidential business information or trade secrets of the Company or its affiliates, or make any use thereof, except in the carrying out of his employment responsibilities hereunder. Employee shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Employee's legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that Employee shall, to the extent practicable and lawful in any such events, give prior notice to the Company of his or her intent to disclose any such confidential business information in such context so as to allow the Company or its affiliates an opportunity (which Employee will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate. Any information not specifically related to the Company and its affiliates would not be considered confidential to the Company and its affiliates.

          (d) All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee's employment by the Company which contain or disclose confidential business information or trade secrets of the Company or its affiliates, or which relate to Employee's Work Product described in paragraph 3(a) above, shall be and remain the property of the Company, or its affiliates, as the case may be. Upon termination of Employee's employment, for any reason, Employee promptly shall deliver the same, and all copies thereof, to the Company.

     4. Covenant Not To Compete.

          In the event of the Employee's Covered Change in Control Termination (as defined in the Plan) or Covered Termination Prior to a Change in Control (as defined in the plan), as the case may be, the Company's obligations to provide the payments and benefits set forth in Sections 4.2 or 4.3, as the case may be, of the Plan shall be expressly conditioned upon the Employee's covenants of confidentiality, not to compete and not to solicit as provided herein. In the event the Employee breaches his obligations to the Company as provided herein, the Company's obligations to provide the payments and benefits set forth in Sections 4.2 or 4.3, as the case may be, of the Plan shall cease without prejudice to any other remedies that may be available to the Company.

          (a) If the Employee is receiving payment and benefits under Sections
4.2 or 4.3 of the Plan, Employee agrees that, for a period of one year following Employee's Date of Termination (the "Non-Compete Period"), he or she will not, in association with or as an officer, principal, manager, member, advisor, agent, partner, director, material stockholder, employee or consultant of any corporation (or sub-unit, in the case of a diversified business) or other enterprise, entity or association, work on the acquisition or development of, or engage in any line of business, property or project which is, directly or indirectly, competitive with any business that the Company or any of its affiliates engages in or is planning to engage in during the term of Employee's employment with the Company or any affiliate of the Company, including but not limited to, the mining, processing, transportation, distribution, trading and sale of synfuel, coal and coal byproducts (the "Business"). Such restriction shall cover Employee's activities anywhere in the contiguous United States.

          (b) If the Employee is receiving payments and benefits under Sections
4.2 or 4.3 of the Plan, during the Non-Compete Period, Employee will not solicit or induce any person who is or was employed by any of the Company or its affiliates at any time during such term or period (i) to interfere with the activities or businesses of the Company or any of its affiliates or (ii) to discontinue his or her employment with the Company or any of its affiliates.

          (c) If the Employee is receiving payments and benefits under Section
4.2 or Section 4.3, as the case may be, of the Plan, during the Non-Compete Period, Employee will not, directly or indirectly, influence or attempt to influence any customers, distributors or suppliers of the Company or any of its affiliates to divert their business to any competitor of the Company or any of its affiliates or in any way interfere with the relationship between any such customer, distributor or supplier and the Company and/or any of its affiliates (including, without limitation, making any negative statements or communications about the Company and its affiliates). During such Non-Compete Period, Employee will not, directly or indirectly, acquire or attempt to acquire any business in the contiguous United States to which the Company or any of its affiliates, prior to the Employee's Date of Termination, has made an acquisition proposal relating to the possible acquisition of such business by the Company or any of its affiliates, or has planned, discussed or contemplated making such an acquisition proposal (such business, an "Acquisition Target"), or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any person other than the Company or any of its affiliates.

          (d) Employee understands that the provisions of paragraphs 4(a), 4(b) and 4(c) hereof may limit his ability to earn a livelihood in a business in which he or she is involved, but as a member of the management group of the Company and its affiliates he or she nevertheless agrees and hereby acknowledges that: (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company and any its affiliates; (ii) such provisions contain reasonable limitations as to time, scope of activity, and geographical area to be restrained; and (iii) the consideration provided hereunder, including without limitation, any amounts or benefits provided under Section 4.2 and Section 4.3, as the case may be, of the Plan, is sufficient to compensate Employee for the restrictions contained in paragraphs 4(a), 4(b) and 4(c) hereof. In consideration of the foregoing and in light of Employee's education, skills and abilities, Employee agrees that he will not assert that, and it should not be considered that, any provisions of paragraphs 4(a), 4(b) and 4(c) otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

          (e) If, at the time of enforcement of paragraphs 3 or 4 of this Agreement, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Employee acknowledges that he or she is a member of the Company's and its affiliates' management group with access to the Company's and its affiliates' confidential business information and his services are unique to the Company and its affiliates. Employee therefore agrees that the remedy at law for any breach by him of any of the covenants and agreements set forth in paragraphs 3 and 4 will be inadequate and that in the event of any such breach, the Company and its affiliates may, in addition to the other remedies which may be available to them at law, apply to any court of competent jurisdiction to obtain specific performance and/or injunctive relief prohibiting Employee (together with all those persons associated with him or her) from the breach of such covenants and agreements and to enforce, or prevent any violations of, the provisions of this Agreement. In addition, in the event of a breach or violation by Employee of this paragraph 4, the Non-Compete Period set forth in this paragraph shall be tolled until such breach or violation has been cured.

          (f) Each of the covenants of paragraphs 3 and 4 are given by Employee as part of the consideration for the benefits to be received by Employee under the Plan and as an inducement to the Company to grant such benefits under the Plan and accept the obligations thereunder.

          (g) Provisions of paragraph 4 shall not be binding on Employee if the Company fails to perform any material obligation under the Plan, including, without limitation, the failure of the Company to make timely payments of monies due to Employee under Section 4.2 or Section 4.3, as the case may be, of the Plan; provided, that (i) Employee has notified the Company in writing within 30 days of the date of the failure of the Company to perform such material obligation and (ii) such failure remains uncorrected and/or uncontested by the Company for 15 days following the date of such notice.

     5. The Employee further agrees and recognizes that the Employee has permanently and irrevocably severed the Employee's employment relationship with the Company, that the Employee shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him or her in the future.

     6. The Employee further agrees that the Employee will not disparage or subvert the Company or any Releasee, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, managers, members, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company or any Releasee, the Employee's employment and the termination of the Employee's employment, irrespective of the truthfulness or falsity of such statement.

     7. In consideration for the Employee's promises, as set forth herein, the Company agrees to pay or provide to or for the Employee the payments and benefits described in the Plan, the provisions of which are incorporated herein by reference. Except as set forth in this Agreement, it is expressly agreed and understood that Releasees do not have, and will not have, any obligations to provide the Employee at any time in the future with any payments, benefits or considerations other than those recited in this paragraph, or those required by law, other than under the terms of any benefit plans which provide benefits or payments to former employees according to their terms.

     8. The Employee understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to him or her in consideration for the Employee's acceptance and execution of, and in reliance upon the Employee's representations in, this Agreement. The Employee acknowledges that if the Employee had not executed this Agreement containing a release of all claims against the Releasees, including, without limitation, the covenants relating to confidentiality, non-competition and non-disparagement, the Employee would not have been entitled to the payments and benefits set forth in the Plan.

     9. The Employee acknowledges and agrees that this Agreement and the Plan supersede any other agreement the Employee has with the Company or any Releasee. To the extent Employee has entered into any other enforceable written agreement with the Company or any Releasee that contains provisions that are outside the scope of this Agreement and the Plan and are not in direct conflict with the provisions in this Agreement or the Plan, the terms in this Agreement and the Plan shall not supercede, but shall be in addition to, any other such agreement. Except as set forth expressly herein, no promises or representations have been made to Employee in connection with the termination of the Employee's employment agreement, if any, or offer letter, if any, with the Company, or the terms of this Agreement or the Plan.

     10 The Employee agrees not to disclose the terms of this Agreement or the Plan to anyone, except the Employee's spouse, attorney and, as necessary, tax/financial advisor. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

     11. The Employee represents that the Employee does not, without the Company's prior written consent, presently have in the Employee's possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the "Corporate Records") provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of the Employee's prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by the Employee while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. The Employee acknowledges that all such Corporate Records are the property of the Company. In addition, the Employee shall promptly return in good condition any and all Company owned equipment or property, including, but not limited to, automobiles, personal data assistants, facsimile machines, copy machines, pagers, credit cards, cellular telephone equipment, business cards, laptops, computers, and any other items requested by the Company. As of the Date of Termination, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

     12. Nothing in this Agreement shall prohibit or restrict the Employee from:
(i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company's designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

     13. The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the

Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to the Employee.

     14. The Employee agrees and recognizes that should the Employee breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide the Employee with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach. Further, the Employee acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorneys' fees and costs. Notwithstanding the foregoing, in the event the Company fails to perform any material obligation under the Plan, including, without limitation, the failure of the Company to make timely payments of monies due to Employee under Section 4.2 or Section 4.3, as the case may be, of the Plan, this Release shall be null and void and Employee shall have the right to pursue any and all appropriate relief for any such failure, including monetary damages, attorneys' fees and costs; provided, that (i) Employee has notified the Company in writing within 30 days of the date of the failure of the Company to perform such material obligation and (ii) such failure remains uncorrected and/or uncontested by the Company for 15 days following the date of such notice.

     15. The Employee further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

     16. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia.

     17. The parties agree that this Agreement shall be deemed to have been made and entered into in Abingdon, Virginia. Jurisdiction and venue in any proceeding by the Company or Employee to enforce their rights hereunder is specifically limited to any court geographically located in Virginia.

     18. The Employee certifies and acknowledges as follows:

          (a) That the Employee has read the terms of this Agreement, and that the Employee understands its terms and effects, including the fact that the Employee has agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action arising out of the Employee's employment relationship with the Company and the termination of that employment relationship; and

          (b) That the Employee has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which the Employee acknowledges is adequate and satisfactory to him and which the Employee acknowledges is in addition to any other benefits to which the Employee is otherwise entitled; and

          (c) That the Employee has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement; and

          (d) That the Employee does not waive rights or claims that may arise after the date this Agreement is executed; and

          (e) That the Company has provided Employee with a period of or forty-five (45) days within which to consider this Agreement, and that the Employee has signed on the date indicated below after concluding that this General Release, Non-Disparagement and Non-Competition Agreement is satisfactory to Employee; and

          (f) The Employee acknowledges that this Agreement may be revoked by him within seven (7) days after execution, and it shall not become effective until the expiration of such seven (7) day revocation period. In the event of a timely revocation by the Employee, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

                            [SIGNATURE PAGE FOLLOWS]

     Intending to be legally bound hereby, the Employee and the Company executed the foregoing General Release, Non-Disparagement and Non-Competition Agreement this ______ day of ______________, _____.


                                        Witness:
-------------------------------------            -------------------------------
EMPLOYEE


[COMPANY]


By:                                     Witness:
    ---------------------------------            -------------------------------
Name:
      -------------------------------
Title:
       ------------------------------